EX-99.CODE ETH

Bancroft Convertible Fund, Inc.
Ellsworth Convertible Growth and Income Fund, Inc.
Code of Ethics for Principal Officers
Adopted Effective May 15, 2003
I.   Preamble
   This Code of Ethics ("Code") is adopted by the Board of Directors of Bancroft Convertible Fund, Inc. and Ellsworth Convertible Growth and Income Fund, Inc. (the "Funds") in accordance with Section 406 of the Sarbanes-Oxley Act of 2002 and the code of ethics standards established in applicable rules and regulations under the Investment Company Act of 1940, as amended. The Funds are adopting this Code to establish as a policy of the Funds written standards that are reasonably designed to deter wrongdoing and to promote:
1. Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
2. Full, fair, accurate, timely, and understandable disclosure in reports and documents that the Funds file with, or submit to, the Securities and Exchange Commission (the "Commission" or "SEC") and in other public communications made by the Funds;
3. Compliance with applicable governmental laws, rules, and regulations;
4. The prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and
5. Accountability for adherence to the Code.
II.  Applicability
The provisions of this Code shall apply to all Principal Officers of the Funds.
III. Definitions
   Principal Officer means the principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions on behalf of the Funds regardless of whether these individuals are employed by the Funds or by a third party, including Davis-Dinsmore Management Company ("Davis-Dinsmore").
   Compliance Officer means the Chief Compliance Officer of the Funds or his/her designee.
   Independent Directors means the directors of the Funds who are not "interested persons" of the Funds, as defined in the Investment Company Act.
   Investment Company Act means the Investment Company Act of 1940, as amended.
IV. Principal Officers Should Act Honestly and Candidly
   Each Principal Officer owes a duty to the Funds to act with integrity. Integrity requires, among other things, being honest and candid. Deceit and subordination of principle are inconsistent with integrity. Each Principal Officer must:
1. Act with integrity, including being honest and candid while still maintaining the confidentiality of information where required by law or the Funds' policies;
2. Observe both the form and spirit of laws and governmental rules and regulations, accounting standards and Fund policies;
3. Adhere to a high standard of business ethics; and
4. Place the interests of the Funds before the Principal Officer's own personal interests.
   All activities of Principal Officers should be guided by and adhere to these fiduciary standards.
V. Principal Officers Should Handle Actual and Apparent Conflicts of Interest Ethically
   A "conflict of interest" occurs when a Principal Officer's private interest interferes with the interests of, or his service to, the Funds. For example, a conflict of interest would arise if a Principal Officer, or a member of his family, receives improper personal benefits as a result of his position in the Funds.
   Certain conflicts of interest covered by this Code arise out of the relationships between Principal Officers and the Funds that already are subject to conflict of interest provisions in the Investment Company Act and the Investment Advisers Act of 1940. The Funds' and Davis-Dinsmore's compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures.
   Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between the Funds and Davis-Dinsmore of which the Principal Officers are also officers or employees. As a result, this Code recognizes that the Principal Officers will, in the normal course of their duties (whether formally for the Funds or for Davis-Dinsmore, or for both), be involved in establishing policies and implementing decisions which will have different effects on Davis-Dinsmore and the Funds. The participation of the Principal Officers in such activities is inherent in the contractual relationship between the Funds and Davis-Dinsmore and is consistent with the performance by the Principal Officers of their duties as officers of the Funds and, if addressed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, will be deemed to have been handled ethically. In addition, it is recognized by the Board of Directors that the Principal Officers may also be officers or employees of one or more other investment companies covered by this or other Codes.
   Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act. In reading the following examples of conflicts of interest under the Code, Principal Officers should keep in mind that such a list cannot ever be exhaustive by covering every possible scenario.
It follows that the overarching principle - that the personal interest of a Principal Officer should not be placed improperly before the interest of the Funds - should be the guiding principle in all circumstances.
   Each Principal Officer must:
1. Avoid conflicts of interest wherever possible;
2. Handle any actual or apparent conflict of interest ethically;
3. Not use his or her personal influence or personal relationships to influence investment decisions or financial reporting by an investment company whereby the Principal Officer would benefit personally to the detriment of the Funds;
4. Not cause the Funds to take action, or fail to take action, for the personal benefit of the Principal Officer rather than to benefit such Funds;
5. Not use material non-public knowledge of portfolio transactions made or contemplated for the Funds to profit personally, or cause others to profit, from the market effect of such transactions;
6. Discuss any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest with the Compliance Officer; and
7. Complete annually all sections of the Funds' Directors and Officers Questionnaire pertaining to affiliations or other relationships related to conflicts of interest.
   Types of conflict of interest situations that should be discussed with the Compliance Officer, if material, are:
* any outside business activity that detracts from an individual's ability to devote appropriate time and attention to his responsibilities with the Funds;
* service as a director on the board of any public or private company;
* the receipt of any non-nominal gifts;
* the receipt of any entertainment from any company with which the Funds have current or prospective business dealings unless such entertainment is business- related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;
* any ownership interest in, or any consulting or employment relationship with, any of the Funds' service providers, other than Davis-Dinsmore or any affiliated person thereof;
* a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Funds for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Principal Officer's employment, such as compensation or equity ownership.
VI. Disclosure
   Each Principal Officer must:
1. Familiarize himself with the disclosure requirements applicable to the Funds as well as the business and financial operations of the Funds; and
2. Not knowingly misrepresent, or cause others to misrepresent, facts about the Funds to others, whether within or outside the Funds, including to the Funds' directors and auditors, and to governmental regulators and self-regulatory organizations.
3. To the extent appropriate within his area of responsibility, consult with other officers and employees of the Funds and Davis-
Dinsmore and take other appropriate steps with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Funds file with, or submit to, the SEC and in other public communications made by the Funds.
VII. Compliance
   It is the Funds' policy to comply with all applicable laws and governmental rules and regulations. It is the personal responsibility of each Principal Officer to adhere to the standards and restrictions imposed by those laws, rules and regulations.
VIII. Reporting and Accountability
            Each Principal Officer must:
1. Upon receipt of the Code, sign and submit to the Compliance
Officer an Acknowledgement stating that he or she has received, read, and understands the Code.
2. By April 30 of each year submit an Acknowledgement Form to the Compliance Officer confirming that he or she has received, read and understands the Code and has complied with the requirements of the Code as of the date of signing.
3. Not retaliate against any employee or Principal Officer for reports of potential violations that are made in good faith; and
4. Notify the Compliance Officer promptly if he becomes aware of any existing or potential violation of this Code. Failure to do so is itself a violation of this Code.
IX. Review and Enforcement Procedures
    Except as described otherwise below, the Compliance Officer is responsible for applying this Code to specific situations in which questions are presented to it and has the authority to interpret this Code in any particular situation. The following procedures apply in investigating and enforcing this Code, and in reporting on the Code:
1. The Compliance Officer will take all appropriate action to investigate any violations reported to it;
2. Violations and potential violations will be reported to the Audit Committee (the "Committee"), counsel to the Funds and counsel to the Independent Directors after such investigation;
3. If the Committee determines that a violation has occurred, it will inform the Independent Directors who will take all appropriate disciplinary or preventive action;
4. Appropriate disciplinary or preventive action may include a review of and appropriate modifications to applicable policies and procedures, notification of appropriate personnel at Davis- Dinsmore, a letter of censure, or recommendation of suspension or dismissal;
5. The Independent Directors will be responsible for granting waivers, as appropriate; and
6. Any changes to or waivers of this Code will, to the extent required, be disclosed on Form N-CSR as provided by SEC rules.
X. Periodic Review
   At least annually, the Principal Officers and the Compliance Officer will prepare a written report to the Boards of Directors of the Funds describing any issues arising under this Code or procedures, including but not limited to, information about material violations of this Code or procedures and any sanctions imposed in response to those material violations.
   The Boards of Directors of the Funds will review this Code on an annual basis.
XI. Other Policies and Procedures
   The Funds' and Davis-Dinsmore's codes of ethics under Rule 17j-1 under the Investment Company Act are separate documents applying to Principal Officers and others, and are not part of this Code.
XII. Amendments
   This Code may not be amended except in written form, which is specifically approved by a majority vote of the Funds' Boards of Directors, including a majority of independent directors.
XIII. Confidentiality
   All reports and records prepared or maintained pursuant to this Code shall be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Funds, Davis-Dinsmore, the Board of Directors, and counsel to the foregoing.
XIV. Internal Use
   The Code is intended solely for the internal use by the Funds and does not constitute an admission, by or on behalf of the Funds, as to any fact, circumstance, or legal conclusion.

Bancroft Convertible Fund, Inc.
Ellsworth Convertible Growth and Income Fund, Inc.
CODE OF ETHICS--ACKNOWLEDGEMENT

  The undersigned hereby acknowledges that (i) he or she is a Principal Officer of the Funds, (ii) that he or she has read and will abide by the Code of Ethics effective as of May 15, 2003, and (iii) that he or she has complied with the requirements of this Code as of the date set forth below. The undersigned recognizes his or her obligation to promote:
1. Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
2. Full, fair, accurate, timely, and understandable disclosure in reports and documents that the Funds file with, or submit to, the Commission and in other public communications made by the Funds; and
3. Compliance with applicable governmental laws, rules, and regulations.

/s/Thomas H. Dinsmore
Name
Title: Chairman of the Board
(principal executive officer)

October 31, 2003
Date



Bancroft Convertible Fund, Inc.
Ellsworth Convertible Growth and Income Fund, Inc.
CODE OF ETHICS--ACKNOWLEDGEMENT

  The undersigned hereby acknowledges that (i) he or she is a Principal Officer of the Funds, (ii) that he or she has read and will abide by the Code of Ethics effective as of May 15, 2003, and (iii) that he or she has complied with the requirements of this Code as of the date set forth below. The undersigned recognizes his or her obligation to promote:
1. Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
2. Full, fair, accurate, timely, and understandable disclosure in reports and documents that the Funds file with, or submit to, the Commission and in other public communications made by the Funds; and
3. Compliance with applicable governmental laws, rules, and regulations.

/s/Gary I. Levine
Name
Title: Vice President and Treasurer
(principal financial officer)

October 31, 2003
Date